Exhibit 99.1

Franklin Covey Now Expects to Exceed the High End of its Previously Announced Adjusted EBITDA Guidance Range of $24 Million to $26 Million for Fiscal 2012

Franklin Covey Co. (NYSE: FC) today announced, that, based on the strength of its results during the fiscal third quarter ended May 26, 2012, the strength of its contractual booking trends, and the resulting 23% increase in the size of its contractual pipeline, it is increasing its guidance for Adjusted EBITDA for fiscal 2012 (ending August 31, 2012), to a range of $26 million - $27 million (approximately 23% - 27% growth compared to fiscal 2011), from its previously announced Adjusted EBITDA guidance range of $24-$26 million.

The Company also said that it was pleased that, on top of the 34% revenue growth achieved in the third quarter of fiscal 2011 (from $30.5 million to $40.9 million, reflecting, in significant part, the recognition of revenue from a large, ongoing, government agency training contract in last year’s fiscal third quarter), it expects revenue for its fiscal third quarter to slightly exceed the $40.9 million in revenue achieved in last year’s third quarter, making it the strongest third quarter ever for the Company’s current business.  The Company also said that adding to last year’s 161% growth in Adjusted EBITDA (from $2.0 million to $5.2 million); it expects Adjusted EBITDA to also increase for the quarter.  With this strong third quarter performance, and its record level of bookings and pipeline for future delivery, the Company expects to achieve strong growth in both revenue and Adjusted EBITDA during its fiscal fourth quarter, and, as a result, has increased its guidance for Adjusted EBITDA to a range of $26 million - $27 million.

Franklin Covey’s fiscal 2012 third quarter results will be announced on Thursday, June 28, 2012 after the market close, followed by a conference call at 5:00 pm Eastern time.  Interested persons can participate by dialing 866-277-1182 (International participants may dial 617-597-5359), access code: 24231670. Alternatively, a webcast will be accessible at the following Web site: http://www.media-server.com/m/acs/6366db95000185782f55f3dd5dfaea61.

A replay will be available from June 28 (7:00 pm ET) through July 5, 2012 by dialing 888-286-8010 (International participants may dial 617-801-6888), access code: 62391847. The webcast will remain accessible through July 5, 2012 on the Investor Relations area of the Company's website at: http://investor.franklincovey.com/phoenix.zhtml?c=102601&p=irol-IRHome.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including those statements related to the Company’s future results and profitability; expected Adjusted EBITDA in fiscal 2012; and goals relating to the growth of the Company.  Forward-looking statements are based upon management’s current expectations and are subject to various risks and uncertainties including, but not limited to: general economic conditions; the expected number of booked days to be delivered; market acceptance of new products or services and marketing strategies; the ability to achieve sustainable growth in future periods; and other factors identified and discussed in the Company’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.  Many of these conditions are beyond the Company’s control or influence, any one of which may cause future results to differ materially from the Company’s current expectations, and there can be no assurance that the Company’s actual future performance will meet management’s expectations.  These forward-looking statements are based on management’s current expectations and the Company undertakes no obligation to update or revise these forward-looking statements to reflect events or circumstances subsequent to this press release.

Non-GAAP Financial Information

Refer to the attached table for the reconciliation of a non-GAAP measure, “Adjusted EBITDA,” to consolidated Net Income, the most comparable GAAP measure.  The Company defines Adjusted EBITDA as net income or loss from operations excluding the impact of interest expense, income tax expense, amortization, depreciation, share-based compensation expense, and other non-recurring items.  The Company references this non-GAAP financial measure in its decision making because it provides supplemental information that facilitates consistent internal comparisons to the historical operating performance of prior periods and the Company believes it provides investors with greater transparency to evaluate operational activities and financial results.

About Franklin Covey Co.

Franklin Covey Co. (NYSE:FC) (www.franklincovey.com), is a global provider of training and consulting services in the areas of leadership, productivity, strategy execution, customer loyalty, trust, sales performance, government, education and individual effectiveness.  Over its history, Franklin Covey has worked with 90 percent of the Fortune 100, more than 75 percent of the Fortune 500, and thousands of small and mid-sized businesses, as well as numerous government entities and educational institutions.  Franklin Covey has more than 40 direct and licensee offices providing professional services in over 140 countries.

Investor Contact: Franklin Covey Steve Young 801-817-1776 investor.relations@franklincovey.com	Media Contact: Franklin Covey Debra Lund 801-817-6440 Debra.Lund@franklincovey.com

FRANKLIN COVEY CO.

Reconciliation of Net Income to Adjusted EBITDA
(in thousands)

	Quarter Ended		Three Quarters Ended
	May 28,	May 29,	May 28,	May 29,
	2011	2010	2011	2010
Reconciliation of net income to Adjusted EBITDA:	(unaudited)		(unaudited)
Net Income	$724	$135	$1,823	$2
Adjustments:
Loss (income) from discontinued operations, net of tax	-	128	-	(40)
Interest expense, net	664	732	2,005	2,180
Income tax provision (benefit)	1,471	(1,165)	3,966	(2,020)
Amortization	916	929	2,766	2,831
Depreciation	997	915	2,695	2,901
Share-based compensation	456	331	1,264	716
Reimbursed travel expenses	-	-	-	686
Management stock loan costs	-	-	-	268

Adjusted EBITDA	$5,228	$2,005	$14,519	$7,524